Washington, DC 20549 ________________________________________ FORM 11-K Full title of the Plan) VULCAN MATERIALS COMPANY (Name of issuer of the securities held pursuant to the Plan)

Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-147449 and 333-160302 on Form S-8 of our report relating to the financial statements of Vulcan Materials Company and the effectiveness of Vulcan Materials Company’s internal control over financial reporting dated February 26, 2018, appearing in the Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 2017, and our report dated June 21, 2018 appearing in the Annual Report on Form 11-K of Vulcan Materials Company Vulcan 401(k) Plan for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Birmingham, Alabama

June 21, 2018

Exhibit 23(a)